EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement under the Securities Act of 1933 of Sunrise Solar Corporation ( “Company”) dated February 20, 2009, of our report dated May 14, 2008, relating to the Company’s consolidated financial statements appearing in the Form 10-KSB for each of the year ended December 31, 2007.

DATED

/s/M&K CPAS, PLLC

www.mkacpas.com